 Exhibit 99.1

Emart to Acquire eBay’s Businesses in Korea

- eBay and Emart reach an agreement for the purchase of eBay’s Businesses in Korea

- eBay would sell 80.01% interest in its Korean Businesses including G-Market, IAC and G-9 to Emart and retain a 19.99% interest

- eBay would receive approximately $3.0 billion USD gross cash proceeds for the 80.01% interest and would retain a 19.99% stake with an implied value of approximately $0.8 billion USD

- Implied value for the whole Korean Business is approximately $3.8 billion USD

- The combination of eBay Korea and Emart group of companies creates one of Korea’s leading ecommerce businesses

- Transaction is expected to close by year-end or early next year, subject to regulatory approvals

- eBay to retain its stake of approximately 4% of Kakao Bank

SAN JOSE, Calif., June 24, 2021 /PRNewswire/ — eBay Inc. (NASDAQ: EBAY) and Emart today announced they reached an agreement for the purchase by Emart of eBay’s businesses in Korea. Execution of the fully negotiated and finalized purchase agreement is contingent upon the Bank of Korea’s acceptance of the filings related to foreign exchange transactions. The form of the purchase agreement, agreed upon by the parties, is subject to change only by mutual agreement between eBay and Emart. Pursuant to the transaction, eBay will sell an 80.01% stake in its Korean businesses for 3.44 trillion KRW (or approximately $3.0 billion USD1) of gross cash proceeds.

“After a thorough strategic review and competitive sale process, we are excited to come to an agreement with Emart,” said Jamie Iannone, Chief Executive Officer, eBay. “This deal brings together two strong ecommerce and retail companies that can unlock tremendous potential in Korea and provide more choice for customers. We believe this move further optimizes our portfolio and creates value for eBay shareholders.”

Together, eBay Korea and Emart can build a 360-degree ecosystem which will allow full touch points with customers in categories ranging from grocery to general merchandise. Over the next four years, Emart plans to invest more than 1 trillion KRW in fulfillment centers. Offline stores will also be utilized to serve as fulfillment centers, reinforcing Shinsegae Group’s supply chain management system. This will enhance Emart’s same-day delivery capabilities and improve fulfillment centers’ capacity utilization. For years the team has been working on pre-emptive, strategic redeployment of its physical property to digital assets, in preparation for a rapidly evolving retail environment heightened by technology innovations.

1 Based on FX as of June 23, 2021; 1 USD = 1,135 KRW

During fiscal year 2020, eBay’s off-platform businesses in Korea contributed over $14 billion USD in GMV, and approximately $1.4 billion USD in revenue, with operating margins in the mid to high single digit range. eBay plans to report these businesses as discontinued operations going forward and will publish restated historical financials prior to the next earnings release.

The transaction is expected to close by the end of the year or early next year, subject to regulatory approvals.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as financial advisors to eBay. Wachtell, Lipton, Rosen & Katz and Kim & Chang are acting as legal advisors to eBay.

About eBay:

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2020, eBay enabled $100 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Forward-Looking Statements

Forward-Looking Statements Certain statements herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Such forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will” and other similar words or expressions. Such forward-looking statements reflect eBay’s current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of eBay. The forward-looking statements in this document address a variety of subjects including, for example, the closing of the transaction and the potential benefits of the transaction. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the possibility that regulatory and other approvals and conditions to the transaction are not received or satisfied on a timely basis or at all; the possibility that eBay may not fully realize the projected benefits of the transaction; changes in the anticipated timing for closing the transaction; business disruption during the pendency of or following the transaction; diversion of management time on transaction-related issues; the reaction of customers and other persons to the transaction; and other events that could adversely impact the completion of the transaction, including COVID-19 and industry or economic conditions outside of our control. In addition, actual results are subject to other risks and uncertainties that relate more broadly to eBay’s overall business, including those more fully described in eBay’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this document speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

CONTACT: For eBay: Investor Relations Contact: Joe Billante, ir@ebay.com; or Media Relations Contact: Trina Somera, press@ebay.com